Exhibit 99.2
Rigdon Marine Holdings, L.L.C.
Consolidated Financial Statements
June 30, 2008 and 2007

Rigdon Marine Holdings, L.L.C.
Index
June 30, 2008 and 2007

Page(s)
Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Income	3

Statements of Members’ Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6–17

Report of Independent Auditors
To the Members and Board of Directors of
Rigdon Marine Holdings, L.L.C.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, members’ equity and cash flows present fairly, in all material respects, the financial position of Rigdon Marine Holdings, L.L.C. and its subsidiaries at June 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Houston, TX
August 21, 2008

Rigdon Marine Holdings, L.L.C.
Consolidated Balance Sheets
June 30, 2008 and 2007

	2008	2007
Assets
Current assets
Cash and cash equivalents	$32,583,159	$26,690,737
Accounts receivable	23,175,210	11,652,847
Prepaid expenses and other current assets	2,939,173	1,312,829

Total current assets	58,697,542	39,656,413

Vessels and equipment, net	305,912,073	240,201,410
Restricted cash for capital expenditures	820,463	799,052
Goodwill	7,200,000	7,200,000
Other assets	1,835,695	4,014,038

Total assets	$374,465,773	$291,870,913

Liabilities and Members’ Equity
Current liabilities
Current portion of long-term debt	$51,015,987	$90,735,492
Accounts payable	2,350,997	4,055,476
Accrued liabilities	9,066,713	4,185,345

Total current liabilities	62,433,697	98,976,313

Long-term debt, net of current portion	217,919,142	123,999,317
Deferred income taxes	27,394,577	17,881,044
Other liabilities	1,917,511	—

Total liabilities	309,664,927	240,856,674

Commitments and contingencies (Note 9)

Minority interest	7,660,653	5,820,166

Members’ equity	57,246,002	45,194,073
Accumulated other comprehensive loss	(105,809)	—

	57,140,193	45,194,073

Total liabilities and members’ equity	$374,465,773	$291,870,913

The accompanying notes are an integral part of these consolidated financial statements.

Rigdon Marine Holdings, L.L.C.
Consolidated Statements of Income
Years Ended June 30, 2008 and 2007

	2008	2007
Revenues	$94,255,530	$63,257,484

Costs and expenses
Operating costs	38,983,294	23,000,554
Selling, general and administrative expenses	8,956,145	7,967,556
Depreciation	8,248,515	5,814,896
Gain on sale of vessels and equipment	—	(130,347)

Total costs and expenses	56,187,954	36,652,659

Income from operations	38,067,576	26,604,825

Other income (expense)
Interest expense	(12,116,667)	(9,188,796)
Interest income	1,080,094	1,088,932
Loss on fair value of interest rate swap	(3,228,819)	(528,375)
Other expense, net	(35,596)	(212,553)

Total other expense	(14,300,988)	(8,840,792)

Income before income taxes and minority interest	23,766,588	17,764,033

Provision for income taxes	10,159,507	6,092,339

Income before minority interest	13,607,081	11,671,694

Minority interest	1,840,485	1,486,818

Net income	$11,766,596	$10,184,876

The accompanying notes are an integral part of these consolidated financial statements.

Rigdon Marine Holdings, L.L.C.
Consolidated Statements of Members’ Equity
Years Ended June 30, 2008 and 2007

Balance at June 30, 2006	$34,855,864

Purchase of subsidiary common stock from minority subsidiary	(153,000)
Compensation expense upon vesting of restricted members’ interests	306,333
Net income	10,184,876

Balance at June 30, 2007	45,194,073

Compensation expense upon vesting of restricted members’ interests	285,333
Unrealized loss of interest rate swap	(105,809)
Net income	11,766,596

Comprehensive income	11,660,787

Balance at June 30, 2008	$57,140,193

The accompanying notes are an integral part of these consolidated financial statements.

Rigdon Marine Holdings, L.L.C.
Consolidated Statements of Cash Flows
Years Ended June 30, 2008 and 2007

	2008	2007
Cash flows from operating activities
Net income	$11,766,596	$10,184,876
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,248,515	5,814,896
Amortization of debt issuance costs	257,521	206,049
Compensation expense upon vesting of restricted members’ interests	285,333	306,333
Deferred income tax expense	9,568,041	6,092,339
Loss on fair value of interest rate swap	3,228,819	528,375
Minority interest in net income of consolidated subsidiary	1,840,485	1,486,818
Gain on sale of vessels and equipment	—	(130,347)
Changes in operating assets and liabilities
Accounts receivable	(11,522,363)	(1,689,437)
Prepaid expenses and other current assets	(1,626,344)	348,927
Other long-term assets	604,082	(217,924)
Accounts payable	(1,704,479)	2,116,526
Accrued liabilities	4,881,368	2,695,055

Net cash provided by operating activities	25,827,574	27,742,486

Cash flows from investing activities
(Increase) decrease in restricted cash	(21,411)	539,379
Purchases of vessels and equipment	(73,959,178)	(83,037,271)
Proceeds from sale of vessels and equipment	—	4,957,471
Investment in joint ventures	(154,883)	(304,692)

Net cash used in investing activities	(74,135,472)	(77,845,113)

Cash flows from financing activities
Proceeds from issuance of long-term debt	249,078,384	92,189,574
Payments on long-term debt	(194,878,064)	(28,041,317)
Purchase of restricted stock	—	(153,000)
Debt issuance costs	—	(350,000)

Net cash provided by financing activities	54,200,320	63,645,257

Net increase in cash and cash equivalents	5,892,422	13,542,630

Cash and cash equivalents
Beginning of year	26,690,737	13,148,107

End of year	$32,583,159	$26,690,737

Supplemental cash flow information
Cash paid for interest	$21,589,144	$9,152,744
Cash paid for income taxes	109,235	—

Noncash transactions
Unrealized loss on interest rate swap	(160,317)	—
The accompanying notes are an integral part of these consolidated financial statements.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
1.	Description of Business

Formation of Company

Rigdon Marine Holdings, L.L.C. (formerly, Rigdon Marine, L.L.C.) (“RMHLLC” or the “Company”) was organized as a limited liability company in the State of Louisiana in November of 2002. The Company owns and operates offshore support vessels, principally in the Gulf of Mexico through its subsidiary, Rigdon Marine Corporation (“RMC”). The vessels provide transportation of materials, supplies and personnel to and from offshore platforms and drilling rigs. The Company is to continue in existence until it is dissolved and terminated at the discretion of the Board of Directors or by a unanimous vote of the members of the Company in accordance with the provisions of the Limited Liability Agreement (the “LLC Agreement” or “Operating Agreement”). At June 30, 2008, the Company owns and operates the following vessels:
Platform Supply Vessels

Bienville	Home Run
Bourbon	Iberville
Chartres	Orleans
Conti	Royal
Double Eagle	Slam Dunk
Esplanade	Slap Shot
First and Ten	St. Louis
Grand Slam	Touchdown
Hat Trick	Toulouse
Triple Play
Fast Supply Vessels

Hammerhead
Crewboats

Bluefin	Sailfish
On July 1, 2008, the Company was purchased by GulfMark Management, Inc. (“GulfMark”). The purchase consisted of 100% of the outstanding equity interest of the Company for approximately $150 million in cash, 2,085,700 shares of GulfMark common stock and the assumption of approximately $269 million in debt. In addition, GulfMark will fund approximately $19 million in expenditures to complete the vessels under construction.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of RMHLLC and RMC from the date of its formation. Significant intercompany transactions and balances have been eliminated upon consolidation. The accompanying financial statements also include the Company’s interest in RMC. As a result of this consolidated presentation, the portion of RMC shares owned by Bourbon Offshore Holdings SAS (“Bourbon”) is presented as a minority interest in these consolidated financial statements. Bourbon is an affiliate of Bourbon Capital USA, Inc. (“BCUSA”), a US corporation that provides all construction financing for the Company. Bourbon and BCUSA are ultimately wholly owned subsidiaries of a French corporation.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
The Company maintains its accounts on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations and cash flows are summarized below.

Reclassifications

Certain reclassifications were made to prior year amounts in order to conform to current year’s presentation. These reclassifications had no impact on reported net income or financial position.

Revenue Recognition

Revenues from charters for offshore marine services are recognized as performed based on contractual charter rates and when collectibility is reasonably assured.

Cash and Cash Equivalents

At June 30, 2008 and 2007, cash and cash equivalents consisted of cash on hand and in banks. The Company considers all highly liquid investments with a maturity of less than three months when purchased to be cash equivalents. The Company maintains cash which exceeds federally insured limits. Management monitors the condition of the banks and has experienced no losses.

The Company has classified as restricted certain cash in joint accounts with various contractors pursuant to vessel construction contracts and in a joint account with Bourbon. The cash jointly held with contractors will be paid to the contractors as the final payments under the related construction contracts. These accounts are not available for use in operations and are classified as a noncurrent asset. Interest income from these deposits is paid to the Company.

Accounts Receivable

Accounts receivable consists primarily of amounts due from normal business activities. The Company extends credit to its customers for amounts owed under charter hire agreements and does not require collateral. Accounts receivable balances are determined to be past due when the amount is overdue based on the contractual terms with the customer. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected accounts. Accounts receivable are charged to the allowance for doubtful accounts when it is determined that the receivable will not be collected in full. The entire accounts receivable balance at both June 30, 2008 and 2007, is considered collectible in full.

Vessels and Equipment

Platform supply vessels are stated at cost, net of accumulated depreciation, which is provided by the straight-line method over the estimated useful life of 25 years. Crew and fast supply vessels are stated at cost, net of accumulated depreciation, which is provided by the straight-line method over the estimated useful life of 20 years. Interest is capitalized in connection with the construction of vessels. The capitalized interest is included as part of the asset to which it relates and is depreciated over the asset’s estimated useful life. In the years ended June 30, 2008 and 2007, interest of $7,568,087 and $4,067,840, respectively, was capitalized. Office equipment, furniture and fixtures, vehicles, and computer equipment and software are depreciated over three to seven years.

Major renovation costs and modifications that extend the life or usefulness of the related assets are capitalized and amortized over the assets’ estimated remaining useful lives. Expenditures for maintenance, repairs and minor improvements are expensed as incurred. Included in the statements of operations for the years ended June 30, 2008 and 2007, are $5,879,077 and $2,122,320, respectively, of costs for maintenance and repairs. When vessels or equipment are sold or

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in results of operations.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. No such impairment was recognized in either fiscal 2008 or fiscal 2007.

Goodwill

Goodwill represents the amount by which the total purchase price the Company paid for an acquisition exceeds the estimated fair value of the net assets acquired. The Company accounts for goodwill pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which requires that the Company assess such goodwill annually for impairment and charge income for any impairment recognized. No such impairment was recognized in either fiscal 2008 or fiscal 2007.

Income Taxes

The Company is taxed as a C corporation and uses the liability method of accounting for income taxes. Under this method, it records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and uses enacted tax rates and laws that the company expects will be in effect when it recovers those assets or settles those liabilities, as the case may be, to measure those taxes. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. As of June 30, 2008 and 2007, no valuation allowances were recorded.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable and payables and long-term debt. The fair values of these financial instruments approximate their carrying values due to either their short-term nature or market interest rates.

Derivative Instruments and Hedging Activities

The Company records derivative financial instruments (including certain derivative instruments embedded in other contracts) in the balance sheets at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for derivatives qualifying as fair value hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings. Proceeds received or paid upon termination of derivative financial instruments qualifying as fair value hedges are deferred and amortized into income over the remaining life of the hedged item using the effective interest rate method.

Concentrations of Credit Risk

The majority of the Company’s customers operate in the oil and gas industry. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors. Any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity as well as the entire health of the oil and natural gas industry. Demand for the Company’s products and services is directly affected by the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. The Company mitigates its exposure to credit risk by performing ongoing credit evaluations.

Revenues from four customers exceeded 10% of total revenue in 2008 and accounted for 47% of total revenues. Accounts receivable from these four customers totaled $8,312,525 at June 30, 2008. Revenues from five customers exceeded 10% of total revenue in 2007 and accounted for 71% of total revenues. Accounts receivable from these five customers totaled $7,178,256 at June 30, 2007.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Investment in Joint Ventures

Jackson

Jackson Offshore, LLC (“Jackson”) was formed in Louisiana on August 16, 2006 as a limited Louisiana liability company. Jackson owns and operates offshore support vessels in the Gulf of Mexico. The vessels provide transportation of materials, supplies and personnel to and from offshore platforms and drilling rigs.

The Company has a $300,000 (24.5%) interest in Jackson and accounts for the investment in Jackson under the equity method. Under this method, the Company records its proportionate share of Jackson’s net income or loss based on the most current financial statements. For 2008 and 2007, the Company recorded income from Jackson of $57,373 and $4,692, respectively.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
In April 2007, the Company entered into a Vessel Management Agreement with Jackson. As compensation for providing vessel management services, the Company receives a monthly fee equal to the sum of six percent of the average monthly day rate of the vessels plus ten percent of the total expenditures incurred by the Company for crewing expenses. In addition, Jackson reimburses the Company for all expenses incurred by the Company related to the vessels under the management agreement. At June 30, 2008 and 2007, one vessel was operating under the Vessel Management Agreement resulting in management fees and expense reimbursements of $1,309,284 and $171,710, respectively.

In May 2007, the Company entered into a Vessel Charter Contract with Jackson. As of June 30, 2008 one vessel was on charter with Jackson at a day rate of $6,800 resulting in revenue of $2,365,871 for 2008.

Trinidad

Delphin Marine Logistics Limited (“Delphin”) was formed in Trinidad in February 2008 as a joint venture company and is engaged in the business of managing anchor handling tugs, platform supply vessels, crew boats and other vessels utilized in offshore oil and gas exploration and production activities within the Operation Areas (economic zones of the Republics of Trinidad and Tobago, Guyana and Suriname) that may, from time to time, be placed under the management of Delphin by the parties pursuant to a vessel management agreement entered into between RMC and Delphin.

The Company has a 49% interest in Delphin and accounts for the investment in Delphin under the equity method. Under this method, the Company records its proportionate share of Delphin’s net income or loss based on the most current financial statements. As of June 30, 2008 there are no vessels on charter with Delphin. For 2008, the Company expenses related to the management fee to Delphin of $63,823.

4.	Vessels and Equipment

As of June 30, 2008 and 2007, vessels and equipment consist of the following:

	2008	2007
Marine vessels	$285,932,114	$157,973,369
Vehicles	491,487	421,725
Leasehold improvements	63,338	63,338
Office equipment and furniture	111,897	76,926
Computer equipment and software	188,626	139,546

	286,787,462	158,674,904

Less: Accumulated depreciation	17,357,859	9,109,330

	269,429,603	149,565,574

Construction in-process	36,482,470	90,635,836

Vessels and equipment, net	$305,912,073	$240,201,410

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
5.	Long-Term Debt

Long-term debt consists of the following:

	2008	2007
Senior secured credit facility
Tranche A	$71,240,000	$80,744,000
Tranche B	64,812,500	—
Tranche C	18,842,226	6,306,505
Subordinated note payable due to related party	81,244,314	39,568,773
GPA construction financing	10,775,394	62,164,632
Crew and fast supply vessel financing agreements	22,020,695	25,950,899

	268,935,129	214,734,809

Less: Current portion	51,015,987	90,735,492

	$217,919,142	$123,999,317

Future scheduled maturities of long-term debt for the next five years and beyond are as follows:

	Senior		GPA	Crew and Fast
	Secured Credit	Subordinated	Construction	Supply Vessel
	Facility	Note Payable	Financing	Financing	Total
Year Ending June 30,
2009	$18,219,898	$—	$10,775,396	$22,020,693	$51,015,987
2010	18,219,898	—	—	—	18,219,898
2011	18,219,898	—	—	—	18,219,898
2012	18,219,898	—	—	—	18,219,898
2013	82,015,134	81,244,314	—	—	163,259,448

	$154,894,726	$81,244,314	$10,775,396	$22,020,693	$268,935,129

Senior Secured Credit Facility
In December of 2005, the Company entered into a Senior Secured Credit Facility with a group of third-party lenders. The credit facility provides post construction financing of up to $170,000,000 in two tranches. Tranche A provided $95,000,000 in financing to repay a portion of the debt associated with the ten GPA 640 marine vessels. Tranche B provides funding of up to $75,000,000 for the post-construction financing of the ten GPA 654 marine vessels to be completed in August of 2007 through August of 2008.
On May 9, 2007, the Company amended the Senior Secured Credit Facility to increase the amount of post construction financing from $170,000,000 to $224,000,000 through the addition of a third tranche. Tranche C provides funding up to $54,000,000 for the post construction financing of the crew and fast supply vessels to be completed in April 2007 through March 2009. The amended facility also reduced the LIBOR margin on the facility from 1.50% to 1.25% (as discussed below).
Tranche A is a term loan facility of $95,000,000 payable in 84 monthly payments of $792,000 with a balloon payment of $28,472,000 due on December 28, 2012. Interest on the outstanding balance of Tranche A accrues at a fixed rate of 6.21%.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
Tranche B is a term loan facility in the aggregate of $75,000,000 for the purpose of partially financing the delivery installments and acquisition cost of each of the ten GPA 654 vessels currently under construction, with no further advances after December 30, 2008. Pro-rata principal payments begin upon the completion of each vessel. Upon completion of all ten vessels, Tranche B is payable in 60 monthly payments of approximately $625,000 with an estimated balloon payment of $38,562,500 due on December 28, 2012. Interest on the outstanding balance of $28,000,000 accrues at a fixed rate of 5.485% and $36,812,500 accrues at an annual rate of LIBOR plus 1.25% (3.72% at June 30, 2008). The Company pays a monthly commitment fee of 0.35% per annum on the unused balance of Tranche B. The commitment fee is deferred during the construction of the marine vessels and will be allocated to marine vessels upon completion.
Tranche C is a term loan facility in the aggregate of $54,000,000 for the purpose of financing the delivery installments and acquisition cost of the three delivered crew and fast supply vessels, and the remaining five crew and fast supply vessels currently under construction. No further advances will be made under Tranche C after June 30, 2009. Pro-rata principal payments begin upon the completion of each vessel. Upon completion of all eight vessels, Tranche C is payable in 57 monthly payments of approximately $450,000 with an estimated balloon payment of $28,375,772 due on December 28, 2012. Interest on the outstanding balance of $5,670,552 accrues at a fixed rate of 5.485% and $13,171,674 accrues at an annual rate of LIBOR plus 1.25% (3.72% at June 30, 2008). The Company pays a monthly commitment fee of 0.35% per annum on the unused balance of Tranche C. The commitment fee is deferred during the construction of the marine vessels and will be allocated to marine vessels upon completion.
As of July 1, 2008, the Senior Secured Credit Facility was amended with respect to the maturity date which is now June 30, 2010. The Senior Secured Credit Facility is subject to financial and operating covenants, including but not limited to a minimum consolidated net worth, fixed charge coverage, and a limitation on debt. As of June 30, 2008, the Company was in compliance with all financial covenants.
The Senior Secured Credit Facility is secured by a Preferred Fleet Mortgage for each financed vessel, a security agreement and assignment of any warranties between the Company and the builder of the marine vessels, and a security agreement and assignment of all rights, title, and interest of the Company in all present and future charter agreements, all accounts receivable of the charters, and other similar rights as defined in Senior Secured Credit Facility.
Subordinated Secured Promissory Notes
In December of 2005, the Company entered into a subordinated secured credit facility with Bourbon Capital USA, Inc. (“BCUSA”), a subsidiary of Bourbon Offshore Holding SAS (“Bourbon”). The credit facility provides post construction financing of up to $90,000,000 in two Tranches. Tranche A refinanced $39,568,774 of existing debt associated with the ten GPA 640 marine vessels. Tranche B provides funding of up to $50,000,000 for the purchase of the ten GPA 654 marine vessels to be completed through August of 2008. The Company utilized $41,675,540 of Tranche B for the first nine GPA 654s which were delivered prior to June 30, 2008. The third-party secured lenders and BCUSA executed a subordination agreement granting the secured lenders preference in the payment of principal and interest and in the security interest in both the GPA 640 and GPA 654 marine vessels and related collateral. As of July 1, 2008, the subordinated secured credit facility was assigned to DVB Bank NV with a maturity date of June 30, 2010. This facility is secured by all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which any agent or any lender has been granted a security interest pursuant to a security document.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
GPA 654 Construction Financing
In December of 2005, the Company refinanced its construction financing agreement with BCUSA for the construction of ten GPA 654 marine vessels to be used in the offshore oil and gas industry. The loan agreement provides funding of up to $120,000,000 for the construction and acquisition of the vessels. The credit commitment terminates on December 31, 2008, and at no time may the Company request funds in excess of the funding limit. Interest accrues at an annual rate of 8%. Principal and accrued and unpaid interest for each marine vessel is due upon completion of the respective marine vessel.
The construction advances and long-term subordinated promissory notes payable due to BCUSA are secured by a Subordinated Second Fleet Mortgage for all ten vessels, a security agreement and assignment of the construction contract between the Company and the builder of the marine vessels, and a security agreement and assignment of all rights, title, and interest of the Company in all present and future charter agreements, all accounts receivable of the charters, and other similar rights as defined in the security agreements, subject to a subordination agreement between the BCUSA and the secured lenders. The subordination agreement grants the secured lenders certain preferences in the payment of principal and interest and in the security interests described above.
Crew and Fast Supply Vessel Financing Agreements
At June 30, 2008, the Company had construction financing agreements in place with BCUSA for the construction of two marine fast supply vessels and two marine crew vessels. The Company defines crew vessels to be up to 176’ in length and fast supply vessels to be 180’ in length. The loan agreements provide for funding up to $25,562,502 for the construction and acquisition of the four vessels. During 2007, the Company entered into construction financing agreements with BCUSA for the construction of an additional eleven marine crew vessels and four marine fast supply vessels. The loan agreements for the fifteen vessels provide funding up to $60,000,000 for the construction and acquisition of the new vessels. The credit commitments terminate at various dates during 2007 through November of 2009 and at no time may the company request funds in excess of the funding limits or the respective notes payable for each vessel. Interest accrues at an annual rate of 8%. Principle and accrued, unpaid interest is due upon completion of each respective marine vessel or the respective termination date of each vessel. As of June 30, 2008 and 2007, the Company has construction advances and accrued, unpaid interest due to BCUSA of $22,020,695 and $25,950,899, respectively.
The construction advances are secured by the respective vessels, a security agreement, and assignment of the construction contract between the Company and the builder of the marine vessels, and other similar rights as defined in the security agreements.
Prior to the completion of each vessel, BCUSA has the right to purchase and the Company has the right to sell the respective marine vessel in exchange for the forgiveness of the total construction advances, accrued and unpaid interest, and a fixed fee due upon completion of construction. During 2006, BCUSA exercised its option to acquire four vessels in exchange for forgiveness of $20,277,873 of principle and accrued interest. During 2007, BCUSA exercised its option to acquire one vessel in exchange for forgiveness of $7,836,151 of principle and accrued interest.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
6.	Interest Rate Swaps

In November of 2007, the Company entered into an interest rate swap agreement in order to manage the risk associated with variable interest rates. The variable-to-fixed interest rate swap is accounted for as a cash flow hedge, with effectiveness assessed based on changes in the present value of interest payments on the underlying debt. The interest rate swap agreement serves to convert a portion of the Company’s variable LIBOR rate on various senior secured credit facilities to a fixed rate of interest. The interest rate on the swap was 5.485% (4.235% plus a 1.25% margin). The underlying notional amount of the swap agreement is $35,729,024. The fair value of this interest rate swap was a liability of $160,317 at June 30, 2008, and is included in Other Liabilities within the accompanying financial statements. The unrealized loss, recorded as a component of Other Comprehensive Income at June 30, 2008, was $160,317 related to the interest rate swap. Net cash settlements under the swap agreement are reflected in interest expense in the statements of income in the applicable period.

In December of 2005, the Company entered into an interest rate swap agreement at a fixed interest rate at 6.21% (4.96% plus a 1.25% margin) for the duration of the Tranche A term loan with a notional amount equal to the outstanding balance of the Tranche A term loan. The agreement was not designated as a hedge and is accounted for at fair value, with changes in fair value recorded in earnings. The fair value of this interest rate swap was a liability of $1,757,194 at June 30, 2008, and is included in Other Liabilities within the accompanying financial statements. As of June 30, 2007, the fair value was an asset of $1,471,625 and was included in Other Assets.

7.	Members’ Equity

The Company has 10,000 members’ interests authorized, issued, and outstanding as of June 30, 2008 and 2007. The members elect a Board of Directors to manage and control the Company’s business and affairs. The Board of Directors has full authority to take any action necessary in the management of the Company and is not required to obtain members’ approval for any action. No other class of members’ interest exists at June 30, 2008 and 2007. The Board of Directors shall determine the extent of any distributions. All distributions will be made to the members in proportion to their sharing ratios. The transferability of members’ interests is restricted in accordance with the terms of the operating agreement and by-laws.

Restricted Members’ Interests

During 2005, the Company issued 1,645 restricted members’ interests of RMHLLC to certain employees as consideration for future service. Upon the transfer of the operating assets of the Company to RMC, primarily all personnel of the Company became employees of RMC. The members’ interests vest at a rate of up to 100 members’ interests annually provided the employee remains employed by the Company during the vesting period. During the restricted period, the restricted members’ interests may not be transferred or encumbered, but the restricted members’ interests have the same rights as outstanding members’ interests. The aggregate fair market value of the members’ interests will be recognized as compensation expense in equal monthly charges over the respective vesting periods.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
During the years ended June 30, 2008 and 2007, the Company recorded compensation expense of $285,333 and $306,333, respectively, upon vesting of the restricted members’ interests. Future compensation expense of $92,042 is expected to be recorded during the fiscal year ended June 30, 2009.

8.	Related Party Transactions

Bourbon is a stockholder of the Company and an entity affiliated through common control with BCUSA. BCUSA is the sole lender of the construction financing of the Company for all marine vessels under construction as of June 30, 2008 and 2007. Interest expense on debt due to BCUSA for the years ended June 30, 2008 and 2007, was $12,721,203 and $7,678,491, respectively, of which $7,568,087 and $4,067,840 was capitalized in 2008 and 2007, respectively.

9.	Commitments and Contingencies

Operating Lease Commitments

Operating lease commitments relate to office space, which expire at various dates over the next five years. The leases for most of the properties contain renewal provisions. Rental expense for operating leases was approximately $211,644 and $160,513 for the years ended June 30, 2008 and 2007, respectively.

Minimum future rental payments under noncancelable operating leases that have initial or remaining terms in excess of one year as of June 30, 2008, for each of the next four years and in the aggregate are as follows:

Year Ending June 30,
2009	$258,041
2010	190,563
2011	239,758
2012	239,741
2013	199,798

$1,127,901

Vessel Purchase Commitments

The Company has informally agreed to purchase six remaining vessels currently under construction. The estimated payments to construction contractors for the delivery of these vessels is approximately $18,700,000.

Litigation

The Company is not a party to, or any of its assets subject to, any material pending legal proceedings, other than ordinary routine litigation incidental to its business. The Company has labor-related grievances and civil lawsuits pending. It is not possible to reasonably estimate the ultimate liability, if any, of the Company in any of these matters; however, in management’s opinion, their outcome will not have a material adverse effect on the Company’s financial statements taken as a whole.

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
10.	Income Taxes

The income tax expense differs from income tax expense computed at the statutory rate of 34% as RMHLLC’s income prior to January 1, 2006, is not subject to federal income taxes. See Note 1, Description Of Business.

A reconciliation of the Company’s effective income tax rate to the amounts calculated by applying the federal statutory corporate tax rate of 34% during the fiscal years ended June 30, 2008 and 2007 is as follows:

	2008	2007
Tax at statutory rate	$8,080,640	$6,039,771
Add:
Foreign and state income taxes	1,720,551	—
Amortization of 83b election	97,013	—
Other items	261,303	52,568

Income tax provision	$10,159,507	$6,092,339

Effective income tax rate	42.75%	34.3%

The amounts of federal and state income tax provision during the fiscal years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Current	$591,466	$—
Deferred	9,568,041	6,092,339

Total provision	$10,159,507	$6,092,339

Deferred income tax provisions result from differences between the financial reporting and tax basis of assets and liabilities. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following as of June 30, 2008 and 2007:

	2008	2007
Deferred tax asset
Net operating loss carryforwards	$11,291,066	$3,662,067
Value of interest rate swap	678,666	—
Other	363,269	675,912

Total deferred tax assets	12,333,001	4,337,979

Deferred tax liabilities
Bases differences in property and equipment	39,388,208	21,341,629
Value of interest rate swap agreement	—	500,353
Deferred financing costs	339,370	377,041

Total deferred tax liabilities	39,727,578	22,219,023

Net deferred tax liability	$27,394,577	$17,881,044

Rigdon Marine Holdings, L.L.C.
Notes to Consolidated Financial Statements
June 30, 2008 and 2007
At June 30, 2008 and 2007, the Company had a net operating loss carry forward of approximately $31,902,000 and $10,771,000, respectively, which is available to offset future federal taxable income, through 2027. No foreign tax credits were recorded on the branch operations due to the uncertainty of future credit utilization. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Certain changes in the ownership of the Company could result in limitation on the Company’s ability to utilize the federal tax net operating loss carryforwards. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

11.	Subsequent Events

Acquisition by Gulfmark

On July 1, 2008, RMC and RMHLLC were purchased by Gulfmark Management, Inc. (“Gulfmark”). The purchase included 100% of the outstanding equity interest of RMC and RMHLLC. The amount paid was approximately $271 million consisting of $150 million and 2,085,700 shares of Gulfmark common stock and the assumption of approximately $269 million in debt. The Purchase Agreement provides for a post-closing adjustment to the purchase price based on changes in working capital from April 30, 2008 to the date of Closing as well as customary post-closing covenants and indemnification rights and obligations.

As a result of the purchase Gulfmark assumed $269 million in RMC’s indebtedness. This consists of the Senior Secured Credit Facility Agreement (“Senior Facility”) and the Subordinated Secured Promissory Notes (“Subordinated Note”) which are discussed in Note 5. The Senior Facility is with a syndicate of banks led by DVB Bank NV, as Agent. The Senior Facility was amended on July 1, 2008 to retain the facility after the acquisition of RMC. The amendment shortened the maturity date to June 30, 2010 and paid the Lenders customary fees to effect the amendment. The Subordinated Note was assigned from the existing subordinated lender to DVB Bank NV, as Agent for the subordinated lenders. The Subordinated Facility was amended and restated to allow the senior lenders to assume approximately $81 million of RMC’s subordinated debt and become the lenders under the Subordinated Note although, at closing, only DVB Bank NV became a lender under the Subordinated Facility. The Subordinated Facility is subordinated to the Senior Facility and will provide up to approximately $4 million in remaining construction expenditures on the last RMC platform supply vessel to be delivered in the third quarter of 2008.

RMHLLC’s indebtedness consisted of two Construction Loan Agreements (“CLA”) which separately provided for up to $180 million in interim construction financing until delivery and acceptance of the vessels. After closing, RMC acquired the construction in progress (“CIP”) and the construction contracts from RMHLLC for the CIP balance at June 30, 2008 of $33 million and RMHLLC retired the outstanding CLA debt in that same amount. No debt is now outstanding under the construction loans, and Gulfmark is in the process of liquidating RMHLLC.